Exhibit 99.2

Contacts:	Tom Rathjen Vice President, Investor Relations +1 (408) 789-4458 trathjen@accuray.com	Rebecca Phillips Corporate Communications +1 (408) 789-4234 rphillips@accuray.com

ACCURAY ANNOUNCES PROPOSED OFFERING OF
$75 MILLION OF CONVERTIBLE SENIOR NOTES

SUNNYVALE, Calif., February 6, 2013 — Accuray Incorporated (Nasdaq: ARAY) (“Accuray”) today announced its intention to commence an offering, subject to market and other conditions, of $75 million aggregate principal amount of convertible senior notes due 2018 (the “notes”), to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Accuray intends to grant the initial purchasers of the notes an option to purchase up to an additional $10 million aggregate principal amount of notes. The notes are expected to be convertible under certain conditions into common stock of Accuray. The notes are expected to mature on February 1, 2018, unless earlier repurchased or converted. Accuray may not redeem the notes prior to the maturity date. The interest rate, conversion rate and other terms of the notes will be determined by negotiations between Accuray and the initial purchasers of the notes.

Accuray’s purpose for the offering is to strengthen its balance sheet in order to help improve its competitive position.  It intends to use the net proceeds from the offering for general corporate purposes, including investing strategically in expanding its business and new product initiatives.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes and any shares of common stock issuable upon conversion of the notes have not been and are not expected to be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States or to any U.S. persons absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Safe Harbor Statement

The matters discussed in this release include forward-looking statements. These statements are based on current expectations or beliefs and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including without limitation, whether or not Accuray will offer the notes or consummate the offering, the anticipated terms of the notes, the offering and the anticipated use of the proceeds of the offering. Accuray is providing this information as of the date of this news release and assumes no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

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